Exhibit 10.1

SUPPORT AGREEMENT
This SUPPORT AGREEMENT (this “Agreement”), dated as of February 12, 2018, is entered into by and among Hardinge Inc., a New York corporation (the “Company”), the stockholder(s) of the Company set forth on Schedule A hereto (each, a “Holder” and collectively, the “Holders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) with Hardinge Holdings, LLC, a Delaware limited liability company (“Parent”), and Hardinge Merger Sub, Inc., a New York corporation and a direct wholly owned Subsidiary of Parent, dated as of the date hereof, pursuant to which, upon the terms and subject to the conditions set forth therein, Acquisition Sub will merge with and into the Company, with the Company as the surviving corporation;
WHEREAS, the Holders beneficially own the number of shares of Company Common Stock set forth on Schedule A hereto (collectively, together with any shares of Company Common Stock subsequently acquired, the “Subject Shares”); and
WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement and as an inducement and in consideration therefor, the Company has required that the Holders agree, and the Holders have agreed, to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual premises, covenants and agreements contained in this Agreement, the parties intending to be legally bound, hereby agree as follows:
Article 1
VOTING
Section 1.1    Agreement to Vote. Each Holder hereby agrees that:
(a)    at any meeting of stockholders of the Company (or any adjournment or postponement thereof) or in any other circumstance upon which a vote, consent or other approval (including a written consent) with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, such Holder shall vote or execute consents with respect to (or cause to be voted or consents to be executed with respect to) all Subject Shares beneficially owned by such Holder as of the applicable record date in favor of (i) the adoption and approval of the Merger Agreement, the Merger and any other transaction contemplated by the Merger Agreement, (ii) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval and adoption of the Merger Agreement on the date on which such meeting is held, and (iii) if recommended by the Company’s board of directors, the Special Committee or any other duly authorized committee of the Company’s board of directors, any other matter necessary or reasonably requested by the Company to consummate the Merger that is submitted for a vote at any meeting of stockholders of the Company.
(b)    such Holder shall vote or execute consents with respect to (or cause to be voted or consents to be executed with respect to) all Subject Shares beneficially owned by such Holder as of the applicable record date against each of the following matters at any meeting of stockholders of the Company (or any adjournment or postponement thereof), or in any other circumstance upon which a vote, consent or other approval (including a written consent) with respect to any of the following matters is sought:
(i)    any Competing Proposal or proposal relating to a Competing Proposal;
(ii)    any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company;
(iii)    any material change in the present capitalization of the Company or any amendment to the Company’s by-laws or certificate of incorporation except as approved in writing by the Company; and
(iv)    any other action or agreement not recommended by the Company’s board of directors that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (B) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, or (C) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement.
(c)    Notwithstanding the foregoing, this Section 1.1 shall not apply during any period in which the Company’s board of directors has withheld, withdrawn, modified, qualified or amended the Company Recommendation in response to a Superior Proposal or an Intervening Event in accordance with the Merger Agreement (provided that to the extent that the Company’s board of directors reinstates its recommendation of the Merger Agreement, this Section 1.1 shall apply).
(d)    SOLELY IN THE EVENT OF A FAILURE BY A HOLDER TO ACT IN ACCORDANCE WITH SUCH HOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO THIS SECTION 1.1 PRIOR TO THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS, EACH HOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS THE COMPANY AS SUCH HOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF SUCH HOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF COMPANY STOCKHOLDERS, BY WRITTEN CONSENT IN LIEU THEREOF OR OTHERWISE) WITH RESPECT TO THE SUBJECT SHARES REGARDING THE MATTERS REFERRED TO IN THIS SECTION 1.1 UNTIL THE TERMINATION DATE, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS SUCH HOLDER MIGHT OR

COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(D) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS. UNTIL THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS, EACH HOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. EACH HOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE SUBJECT SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN THIS SECTION 1.1, AND, PRIOR TO THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS, NO SUBSEQUENT PROXY (WHETHER REVOCABLE OR IRREVOCABLE) OR POWER OF ATTORNEY SHALL BE GIVEN BY SUCH HOLDER, EXCEPT AS REQUIRED BY ANY ELECTION FORM OR LETTER OF TRANSMITTAL IN CONNECTION WITH THE MERGER. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.
Section 1.2    Further Assurances. Each Holder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.
Section 1.3    Transfers; Contribution. Each Holder agrees that until the termination of this Agreement and except as contemplated by the Merger Agreement, such Holder shall not, except as contemplated by this Section 1.3, sell, transfer, pledge, assign, encumber, hypothecate or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any Contract or option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person. Notwithstanding the foregoing, Privet Fund LP shall contribute the 1,315,090 Subject Shares held by it and any Subject Shares that it subsequently acquires to Parent prior to the Closing. Any purported Transfer in violation of this Section 1.3 shall be null and void.
Section 1.4    Voting Arrangements. Except for this Agreement, the Holders shall not enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares and shall not commit or agree to take any of the foregoing actions.
Section 1.5    Termination of Agreement. This Agreement shall be automatically terminated without further action upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the written agreement of the Holders and the Company to terminate this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1    Representations of Each Holder. Each Holder hereby represents and warrants to the Company, severally and not jointly, with respect to such Holder and such Holder’s beneficial ownership of the Subject Shares as follows:

(a)    Authority. Such Holder is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization. Such Holder possesses all necessary company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by such Holder, and the consummation by such Holder of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary company action by such Holder, and no other action or proceeding on the part of such Holder is necessary to authorize the execution, delivery and performance of this Agreement by such Holder and the consummation by such Holder of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Holder and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(b)    Noncontravention. Neither the execution and delivery of this Agreement by such Holder nor the consummation by such Holder of the transactions contemplated hereby will (i) violate any provision of such Holder’s certificate of incorporation or bylaws (or equivalent organizational documents) or (ii) conflict with or violate any Law applicable to such Holder, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Merger or such Holder’s ability to perform its obligations under this Agreement.
(c)    The Subject Shares. Such Holder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Subject Shares set forth opposite such Holder’s name on Schedule A hereto, free and clear of any and all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares), other than any of the foregoing that would not prevent or delay such Holder’s ability to perform or comply the Holders obligations hereunder. Such Holder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Holder’s name on Schedule A hereto (except that such Holder may be deemed to beneficially own Subject Shares owned by other Holders). The Holders have, and will have at the time of the applicable meeting of stockholders of the Company, the sole right to vote or direct the vote of, or to dispose of or direct the disposition of, such Subject Shares, and none of the Subject Shares is subject to any Contracts with respect to the voting of such Subject Shares that would prevent or delay a Holder’s ability to perform its obligations hereunder. Other than the Merger Agreement, there are no Contracts of any kind, contingent or otherwise, obligating such Holder to Transfer, or cause to be Transferred, any of the Subject Shares set forth opposite such Holder’s name on Schedule A hereto (other than a Transfer from one Holder to another Holder) and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Shares.

(d)    Reliance by the Company. Such Holder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement.
(e)    Legal Proceedings. As of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of such Holder, threatened against such Holder, nor is there any judgment of any Governmental Authority outstanding against, or, to the knowledge of such Holder, investigation by any Governmental Authority involving, such Holder, in each case that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Merger or such Holder’s ability to perform its obligations under this Agreement.
Section 2.2    Representations and Warranties of the Company. The Company represents and warrants to the Holders as follows:
(a)    Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York. The Company has all necessary corporate power and authority to execute and deliver this Agreement. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(b)    Noncontravention. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation, by-laws, or other governing documents of like effect of the Company or (ii) conflict with or violate any Law applicable to the Company except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Merger or the Company’s ability to perform its obligations under this Agreement.
ARTICLE III
MISCELLANEOUS
Section 3.1    Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery) or (b) on the date of delivery if delivered personally or sent via facsimile or e-mail, provided that should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier, in each case to the parties at the following addresses:
if to the Holders, to:
Privet Fund LP
79 West Paces Ferry Road
Suite 200B
Atlanta, GA 30305
Phone: (404) 419-2677
Fax: (404) 419-2681
Email: RYANL@privetfund.com
Attention: Ryan Levenson
with a copy (which shall not constitute notice) to:
Bryan Cave LLP
One Atlantic Center
1201 W. Peachtree Street, N.W.
Suite 1400
Atlanta, Georgia 30309
Phone: (404) 572-6787
Fax: (404) 420-0787
Email: Rick.Miller@BryanCave.com
Attention: Rick Miller, Esq.
if to the Company, to:
Hardinge Inc.
One Hardinge Drive
Elmira, NY 14902
Phone: (607) 378-4107
Fax: (607) 398-7949
Email: chuck.dougherty@hardinge.com
Attention: Charles Dougherty
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Phone: (212) 403-1333
Fax: (212) 403-2333
Email: TSNorwitz@wlrk.com
Attention: Trevor S. Norwitz, Esq.

or to such other address, electronic mail address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 3.1; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in this Section 3.1 shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 3.1.
Section 3.2    Interpretation; Certain Definitions.The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
(a)    The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and are incorporated herein and made a part hereof for all purposes as if fully set forth herein. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation” unless preceded by a negative predicate. Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date first set forth at the beginning of this Agreement, unless the context requires otherwise.
Section 3.3    Severability. If any term, provision, covenant or restriction of this Agreement or the application of any such term or provision to any person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.
Section 3.4    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except as permitted by Section 1.3 hereof. Any attempted assignment in violation of this Section 3.4 shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.
Section 3.5    Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
Section 3.6    No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 3.7    Governing Law. This Agreement and all claims, controversies, disputes, actions, proceedings or counterclaims (whether based on contract, tort or otherwise) based upon, arising out of, or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, validity, performance and enforcement thereof (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) and/or the interpretation and enforcement of the rights and duties of the parties hereto shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York applicable to contracts made and wholly performed within such State, without regard or giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
Section 3.8    Specific Performance. The parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy at Law, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 3.9    Consent to Jurisdiction.
(a)    Each of the parties hereto hereby (i) expressly, irrevocably, and unconditionally submits to the exclusive personal jurisdiction of the United States District Court for the Southern District of New York (or, if that court does not have jurisdiction, the Supreme Court of the State of New York, County of New York) and the appropriate appellate courts therefrom in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the United States District Court for the Southern District of New York (or, if that court does not have jurisdiction, the Supreme Court of the State of New York, County of New York) and the appropriate appellate courts therefrom, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and (v) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the United States District Court for the Southern District of New York (or, if that court does not have jurisdiction, the Supreme Court of New York, County of New York) and the appropriate appellate courts therefrom. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b)    Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 3.9(a) in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in Section 3.1. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
Section 3.10    Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.
Section 3.11    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.
Section 3.12    Failure or Delay Not Waiver; Remedies Cumulative. Except as otherwise specifically provided herein, no failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 3.13    Capacity as Stockholder. Each Holder signs this Agreement solely in such Holder’s capacity as a stockholder of the Company, and not in such Holder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries. Nothing herein shall in any way restrict a director or officer of the Company (including, for the avoidance of doubt, any director nominated by a Holder) in the exercise of his or her fiduciary duties solely as a director or officer of the Company or prevent or be construed to create any obligation on the part of any director or officer of the Company (including, for the avoidance of doubt, any director nominated by Stockholder) from taking any action solely in his or her capacity as such director or officer of the Company or otherwise limit a Holder from taking any action permitted to be taken by the Company or any Representative of the Company under the Merger Agreement.  For purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be affiliates of any Holder.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

HARDINGE INC.

By:	/s/ Christopher DiSantis
Name:	Christopher DiSantis
Title:	Chairman

[Signature Page to Support Agreement]

PRIVET FUND LP By: Privet Fund Management LLC, its General Partner

By:	/s/ Ryan Levenson
Name:	Ryan Levenson
Title:	Managing Member

PRIVET FUND MANAGEMENT LLC

By:	/s/ Ryan Levenson
Name:	Ryan Levenson
Title:	Managing Member

[Signature Page to Support Agreement]

Schedule A
Ownership of Subject Shares

Name and Address of Holder	Number of Shares
Privet Fund LP	1,315,090
Privet Fund Management LLC	57,098
TOTAL	1,372,188